PERSONAL AND CONFIDENTIAL

Effective as of March 12, 2021

Dear Mr. Gerald Aberle:

Re:Dakota Territory Resource Corp (the “Corporation”) – Employment Offer Letter (the “Agreement”)

Further to our recent discussions, we are pleased to offer you the full-time position with the Corporation commencing effective as of March 12, 2021, as Chief Operating Officer (“COO”) of the Corporation, on the following terms and conditions. The parties agree to enter into a formal employment agreement to document these terms.

Term:	Five years.

Title:	COO

Duties:	All matters typical for a COO, subject to the direction and control of the board of directors of the Corporation (“Board”).

Start Date:	March 12, 2021.

Salary:	You will receive a base salary of $260,000 USD per annum.

Benefits:	The Corporation at its discretion, may implement a benefits program for its employees and designated consultants in which you will have the right to participate.

Annual Performance Bonus:

At the discretion of the Corporation, you may be eligible to receive an annual bonus, the terms and conditions of which may be determined between you and the President and CEO and tied to the achievement of mutually agreeable performance targets including, among other things, the Corporation’s success during the year.

Target Bonus:

You will be entitled to an annual target bonus payable in cash and equal to up to 60% of your base salary, the terms and conditions of which may be determined between you and the President and CEO and tied to the achievement of mutually agreeable performance targets including, among other things, the Corporation’s success during the year.

Expenses:

You will be entitled to reimbursement of all reasonable and necessary business expenses actually and properly incurred by you from time to time in furtherance of or in connection with the business of the Corporation including all travel expenses, parking, cell phone, laptop, and entertainment expenses.

In addition, you shall be given a reasonable vehicle allowance per month.

Vacation:

Each calendar year, you will be entitled to four (4) weeks (which comes to 160 hours) paid vacation per year to be taken at such times as you reasonably determine to be appropriate, having regard to the operations of the Corporation, provided you have received the approval of the Board, and provided that such vacations may be taken only within the calendar year of entitlement and may not be accumulated from year to year. Your vacation entitlement shall be reduced and pro-rated to account for any partial calendar year of employment. Any office closures implemented by the Corporation during any holiday season or otherwise shall be applied against this vacation entitlement to the extent that such closures include non-statutory holiday work days.

Policies and Procedures:	You agree to be bound by all policies and procedures issued and updated from time to time by the Corporation.

Confidentiality:

At all times during and subsequent to your employment, you shall not disclose the contents of any confidential, proprietary or non-public information (“Confidential Information”) to any person or entity or use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out your duties on behalf of the Corporation without first obtaining the consent of the Board of the Corporation and shall take all reasonable precautions to prevent any inadvertent disclosure, use, copying, transfer or destruction of any Confidential Information. In addition, you shall not, following the termination of your employment for any reason possess, remove, or use any Confidential Information for any purpose whatsoever except as permitted and mutually agreed upon by yourself and the Board.

Termination:

You may resign and terminate this Agreement upon 4 weeks written notice to the Corporation. If you do so the Corporation will not have any liability to you whatsoever in respect of such resignation.

The Corporation may terminate your employment relationship at any time without notice or payment in lieu of notice for just cause.

Termination without Cause. The Corporation may terminate this Agreement without cause at any time. In such event, you will not receive working notice of termination, but instead will only receive the following compensation:

	(a)	base salary and pro-rated estimated annual bonus payment earned to the termination date; and

	(b)	payment in lieu of notice in an amount equivalent to:

(i)

if this Agreement is terminated by the Corporation 3 months prior to, or within 12 months following, a Change in Control of the Corporation; (1) two times your then current base annual salary and (2) two times an annual bonus deemed to be 75% of your then current base annual salary; or

(ii) in any other circumstance; (1) two times your then current annual base salary and (2) two times an annual bonus deemed to be 75% of your then current base annual salary; and

(c)

any stock options or any other equity or any other incentive units previously granted to you by the Corporation shall become fully vested and notwithstanding any term of the Corporation’s plans to the contrary, shall remain exercisable for their original term granted and shall not terminate due to your termination. The terms of any stock option agreement or other equity or incentive agreement between you and the Corporation shall be deemed amended to reflect the terms of this section.

You also specifically agree to execute a formal release document in a form satisfactory to the Corporation in consideration for receiving a termination payment.

For purposes of this clause, “Change in Control” shall have the meaning set forth in the Corporation’s incentive equity plan.

Options:	You will be eligible for participation in the Corporation’s securities based compensation plans.

Assignment:	You may not assign your rights and obligations under this Agreement. The Corporation, in its discretion, may assign its rights and obligations under this Agreement.

Employment Agreement:

This Agreement will serve as the employment agreement between the parties until it is replaced by a formal employment agreement, and it will be governed by the laws of South Dakota. Each party hereby agrees that good and valuable consideration has been exchanged for the execution of this Agreement, and in addition, you confirm that the Corporation has paid you $10 USD to enter into this Agreement.

Please sign and return the duplicate copy of this Agreement, or a pdf version by email to the Corporation.

We look forward to a long and prosperous relationship with you.

Yours truly,

Dakota Territory Resource Corp.

Per:	“Alex Morrison”
Name and Title:	Alex Morrison, Director

The above Agreement on the terms and conditions set out above is hereby accepted this 17th day of May, 2021.

“Gerald Aberle”
Gerald Aberle (signature)